AMENDED & RESTATED EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of July 1, 2025, is made and entered into by and between Datum One Series Trust, a Massachusetts business trust (the “Trust”), on behalf of each of the investment series set forth on Schedule A attached hereto (each a “Fund” and collectively the “Funds”); and Brandes Investment Partners, L.P., an investment adviser registered with the U.S. Securities and Exchange Commission (the “Manager”).

WHEREAS, the Manager has been appointed the investment manager of each of the Fund(s) pursuant to an Investment Management Agreement between the Trust and the Manager dated as of May 1, 2024 (the “Management Agreement”); and

WHEREAS, the Trust and the Manager (collectively, the “Parties”) each desire to enter into the arrangements described herein relating to certain expenses of the Fund(s);

NOW, THEREFORE, the Parties hereby agree as follows:

1. The Manager agrees, subject to Section 2 hereof, to reduce the fees payable under the Management Agreement (but not below zero) and/or reimburse other expenses of the Fund(s) (including, but not limited to, organizational and offering costs), to the extent necessary to limit the total operating expenses of each Fund (exclusive of acquired fund feeds and expenses, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation) (“Non-Waivable Expenses”)), to the amount of the Maximum Operating Expense Limit applicable to each class of each Fund as set forth on the attached Schedule A. Schedule A may be amended to add or delete a Fund or class, or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund, as provided in this Agreement.

2. Each Fund agrees to repay to Manager (i) the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to Manager pursuant to the Management Agreement and (ii) the amount of expenses reimbursed by Manager in accordance with Section 1 (the “Deferred Fees”), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Non-Waivable Expenses), without regard to such repayment, are at an annual rate equal to or less than the Maximum Operating Expense Limit for each respective class of shares of the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Non-Waivable Expenses) do not exceed the Maximum Operating Expense Limit for such Fund.

3. Deferred Fees are subject to repayment by a Fund for 36 months following the waiver or reimbursement if the Fund is able to make the repayment without exceeding the lesser of (a) its current Maximum Operating Expense Limit or (b) the Maximum Operating Expense Limit at the time of the initial waiver and/or reimbursement. In no event will a Fund be obligated to pay any fees waived or deferred with respect to any other Fund of the Trust.

4. This Agreement shall be in effect until July 29, 2026 and shall automatically renew upon the effective date of the annual update to the Funds’ registration statement (after the Funds’ second fiscal year end) and annually from year to year on the effective date of each subsequent annual update to the Funds’ registration statement, until such time as the Manager provides written notice of non-renewal to the Trust. Such annual renewal will have the effect of extending this Agreement for an additional one-year term. Any notice of non-renewal of this Agreement shall be prospective only, and shall not affect a Party’s existing obligations under this Agreement.

5. No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Manager.

6. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

7. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DATUM ONE SERIES TRUST		BRANDES INVESTMENT PARTNERS, L.P.

By:	/s/ Barbara J. Nelligan	By:	/s/ Oliver Murray

Name:	Barbara J. Nelligan	Name:	Oliver Murray

Title:	President	Title:	Chief Executive Officer

 Dated as of: July 1, 2025

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
Brandes International Equity Fund	Class A	1.20%
	Class C	1.95%
	Class I	0.85%
	Class R6	0.75%
Brandes Global Equity Fund	Class A	1.25%
	Class C	2.00%
	Class I	1.00%
	Class R6	0.82%
Brandes Emerging Markets Value Fund	Class A	1.37%
	Class C	2.12%
	Class I	1.12%
	Class R6	0.97%
Brandes International Small Cap Equity Fund	Class A	1.40%
	Class C	2.15%
	Class I	1.15%
	Class R6	1.00%
Brandes Small Cap Value Fund	Class A	1.15%
	Class I	0.90%
	Class R6	0.72%
Brandes Core Plus Fixed Income Fund	Class A	0.50%
	Class I	0.30%
	Class R6	0.30%
Brandes Separately Managed Account Reserve Trust	N/A	N/A

[1]	Expressed as a percentage of a Fund’s average daily net assets.

DATUM ONE SERIES TRUST		BRANDES INVESTMENT PARTNERS, L.P.

By:	/s/ Barbara J. Nelligan	By:	/s/ Oliver Murray

Name:	Barbara J. Nelligan	Name:	Oliver Murray

Title:	President	Title:	Chief Executive Officer